Alpine 4 Holdings, Inc., Announces Receipt of Additional Nasdaq Staff Determination Letter, Hearing Panel Letter

PHOENIX, AZ / ACCESSWIRE / May 28, 2024 / Alpine 4 Holdings, Inc., a Delaware corporation (the “Company”), (NASDAQ: ALPP), announced today that on May 22, 2024 an Additional Staff Determination letter (the “May 22 Letter”) was received from The Nasdaq Stock Market (“Nasdaq”) informing the Company that because the Company is delinquent in filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, such delinquency would serve as an additional basis for delisting the Company’s securities from Nasdaq.

Also on May 22, 2024, the Company received a letter (the “Hearing Panel Letter”) from Nasdaq stating that Nasdaq had granted a stay with respect to the delisting action for a period of 15 calendar days, or until June 6, 2024. The Hearing Panel Letter stated that unless the Panel grants an extension of the stay pending the hearing, which is currently scheduled for July 2, 2024, at 11:00 am EDT, trading in the Company’s shares would be suspended. The Company intends to seek an extension of the stay beyond June 6, 2024, at least through the date of the hearing.

At the hearing, the Company plans to present information relating to the reasons behind the delays in filing the Company’s public reports, including the Quarterly Reports on Form 10-Q for the periods ended September 30, 2023, and March 31, 2024, and the Annual Report on Form 10-K for the year ended December 31, 2023. The Company intends to provide information showing the Company’s diligent efforts, working with its auditors and other professional advisors, to finalize the information required to be disclosed; to highlight the reasons for the delays in completion of the filings; and to provide the Company’s plan and timeline for completing the filings and curing the delinquencies in the Company’s filings.

As noted previously, the Company is working diligently with its auditors to complete the Quarterly Reports and the Annual Report and to file them with the SEC as soon as possible.

About Alpine 4 Holdings: Alpine 4 Holdings, Inc. is a Nasdaq-traded holding company (trading symbol: ALPP) that acquires businesses that fit under one of several portfolios: Aerospace, Commercial Technologies, 3D Mapping Software, and Manufacturing as either a Driver, Stabilizer or Facilitator from Alpine 4's disruptive DSF business model. Alpine 4 works to vertically integrate the various subsidiaries with one another even from different industries. Alpine 4 understands the nature of how technology and innovation can accentuate a business, focusing on how the adaptation of new technologies, even in brick-and-mortar businesses, can drive innovation. Alpine 4 also believes that its holdings should benefit synergistically from each other, have the ability to collaborate across varying industries, spawn new ideas, and create fertile ground for competitive advantages.

Four principles at the core of our business are Synergy. Innovation. Drive. Excellence. At Alpine 4, we believe synergistic innovation drives excellence. By anchoring these words to our combined experience and capabilities, we can aggressively pursue opportunities within and across vertical markets. We deliver solutions that not only drive industry standards, but also increase value for our shareholders.

Contact: Investor Relations

investorrelations@alpine4.com
www.alpine4.com

Forward-Looking Statements

This Report contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding the timing of the filing of the Quarterly Reports and the Annual Report, the submission of a plan to regain compliance with the Listing Rule, the Company’s intention to seek an extension of the stay on the delisting proceedings, the outcome of the hearing before Nasdaq, and Nasdaq’s potential acceptance of such a plan for the Company to regain compliance with the Listing Rules. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this report. Factors that might cause these differences include, but are not limited to: the possibility of unanticipated delays that will prevent the filing of the Quarterly Reports and the Annual Report pursuant to the anticipated timeline; the risk that the work necessary to complete the Quarterly Reports and Annual Report is greater than anticipated or may involve the resolution of additional issues identified during the review process; the potential inability of the Company to file a plan to regain compliance in a timely manner; the risk that the Company may not respond adequately to further inquiries from Nasdaq; and the risk that Nasdaq will not grant a stay of the delisting proceedings or accept any plan to regain compliance and will delist the Company's Class A common stock. Other risk factors that may impact these forward-looking statements are discussed in more detail in the Company’s 2022 Annual Report on Form 10-K filed with the SEC on May 5, 2023. Copies of the Company’s 2022 Annual Report and other periodic reports are available through the Company's Investor Relations department and website, alpine4.com. The Company expressly disclaims any obligation or intention to update these forward-looking statements to reflect new information and developments.